UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15 (d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
August 6, 2010

KILROY REALTY CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	1-12675	95-4598246
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064
                                   (Address of principal executive offices) Zip Code)

Registrant’s telephone number, including area code:  (310) 481-8400
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On February 3, 2010, Kilroy Realty Corporation (the “Company”) filed a Current Report on Form 8-K (the “Initial Form 8-K”) with the Securities and Exchange Commission announcing the approval of, and the material terms of, the 2010 annual bonus program for the Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer (the “Executive Officers”).

The Company is filing this Current Report on Form 8-K to provide the following additional information with respect to the threshold and target levels for each Performance Criterion:

Performance Criterion	Threshold	Target
2010 EBITDA	$163.0 million	$168.6 million
2010 Revenues	$269.0 million	$275.3 million
2010 Operating Margins	70.3%	71.3%
2010 Leasing	900,000 rentable square feet	1,050,000 rentable square feet

As set forth in the Initial Form 8-K, the specific performance measures for the 2010 annual bonus program are based upon: 2010 EBITDA targets, 2010 revenue targets, 2010 operating margin targets, and 2010 leasing targets (each as defined in the 2010 annual bonus program, a “Performance Criterion” and, collectively, the “Performance Criteria”).  The actual total award payout under this program relative to these performance measures will be determined as follows:  40% for achievement of 2010 EBITDA targets, 20% for achievement of 2010 revenue targets, 20% for achievement of 2010 operating margin targets, and 20% for achievement of 2010 leasing targets.

Under the 2010 annual bonus program, the Executive Officers are eligible to earn different amounts of incentive compensation depending on the level of performance achieved for each of the Performance Criteria.  The Executive Officers must exceed a minimum threshold performance level for each Performance Criterion to earn incentive compensation with respect to that individual Performance Criterion under this program.  If the Executive Officers exceed the applicable minimum thresholds, they are eligible to earn additional incentive compensation upon achieving certain target levels of performance.  In the event the Executive Officers exceed the applicable thresholds but do not achieve the applicable target performance levels, they are entitled to proportional awards.  When calculating the total payout under this program, the payout under each Performance Criterion is calculated independently.  In the event that the target performance level for any individual Performance Criterion is exceeded, over-attainment of such Performance Criterion can be used to supplement the payout for other measures where performance under those measures falls below target levels, as follows (subject to the maximum individual bonus  payouts discussed below):  up to 50% of the target payout for the 2010 EBITDA target (up to a maximum of 60%) and up to 75% of the target payout for the 2010 revenue target, 2010 operating margin target, and 2010 leasing target (up to a maximum of 35% each).

Under the 2010 annual bonus program, the Chief Executive Officer is eligible to earn $2,500,000 in the event threshold performance levels are achieved for all of the Performance Criteria and $5,000,000 in the event target performance levels are achieved for all of the Performance Criteria.  The Chief Operating Officer is eligible to earn $1,125,000 in the event threshold performance levels are achieved for all of the Performance Criteria and $2,250,000 in the event target performance levels are achieved for all of the Performance Criteria.  The Chief Financial Officer is eligible to earn $500,000 in the event threshold performance levels are achieved for all of the Performance Criteria and $1,000,000 in the event target performance levels are achieved for all of the Performance Criteria. The Committee has the discretion, but not the obligation, to make additional awards to the Executive Officers based on its assessment of the performance of the Company and each individual separately.  Discretionary awards, if any, may be awarded in cash or equity, or a combination of cash and equity at the Committee’s discretion.

The Company anticipates that any amounts earned under the 2010 annual bonus program will be paid during the first quarter of 2011 with any amounts earned up to the first 50% of the applicable target award to be paid in cash and any portion of the remaining 50% of the applicable target award to be paid in restricted stock or restricted stock units, based on the Executive Officers’ individual elections.  Restricted stock or restricted stock unit awards earned under the 2010 annual bonus program will vest in equal annual installments over a two-year service period as follows:  50% on January 5, 2012 and 50% on January 5, 2013 based on continued employment through the applicable vesting date.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KILROY REALTY CORPORATION
Date: August 6, 2010
	By:	/s/ Tyler H. Rose
Tyler H. Rose
Executive Vice President and Chief Financial Officer

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